Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2021, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of LeMaitre Vascular, Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said reports in the Registration Statements of LeMaitre Vascular, Inc. on Forms S-3 (File No. 333-238541 and File No. 333-195658) and on Forms S-8 (File No. 333-138181, File No. 333-161361, File No. 333-174129, and File No. 333-205360).

/s/ GRANT THORNTON LLP

Boston, Massachusetts

March 12, 2021